OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP
                   505 PARK AVENUE, NEW YORK, NEW YORK 10022
                                 (212) 753-7200



                                                          July 25, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza

Washington, D.C.  20549

                  Re:      GST Telecommunications, Inc. -
                           Registration Statement on Form S-3
                           ----------------------------------

Gentlemen:

         Reference is made to the Registration Statement on Form S-3 dated the date hereof (the "Registration Statement"), filed with the Securities and Exchange Commission by GST Telecommunications, Inc., a federally chartered Canadian corporation (the "Company"). The Registration Statement relates to the issuance of an aggregate of 1,049,417 common shares (the "Shares"), without par value, of the Company (the "Common Shares") issued or to be issued by the Company, which consist of (i) 903,000 Common Shares (the "Action Telcom Shares") issued to former shareholders of Action Telcom Co. ("Action Telcom") in connection with the acquisition by the Company of Action Telcom; (ii) 41,750 Common Shares (the "Tri-Star Shares") issued to former shareholders of Tri-Star Residential Communications Corp. ("Tri-Star") in connection with the acquisition by the Company of Tri-Star; (iii) 83,334 Common Shares (the "NACT Shares") issued to former shareholders of NACT Telecommunications, Inc. (formerly known as National Applied Computer Technologies, Inc., "NACT") in connection with the acquisition by the Company of the remaining minority interest in NACT; and (iv) 21,333 Common Shares (the "Clark Shares") issued or to be issued to the Clark Company as consideration for services rendered in connection with the Company's acquisiton of Call America Business Corporation and affiliates.

         The Action Telcom Shares were issued in accordance with that certain Agreement and Plan of Merger by and among Action

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Securities and Exchange Commission
July 25, 1997

Page -2-

Telcom, Britt E. Bilberry, Timothy Harding Bilberry, Paul S Bilberry, GST Action Telecom, Inc. and the Company, dated as of May 31, 1997 (the "Action Telcom Merger Agreement"); the Tri-Star Shares were issued in accordance with that certain Stock Purchase Agreement dated as of September 4, 1996 ("the Stock Purchase Agreement") by and among Tri-Star, Glenn R. Meyer, Frederick W. Grimm, John Goodman, Gregory C. Roberts, GST Telecom Inc. and the Company; the NACT Shares were issued in accordance with those various purchase agreements with former shareholders of NACT whereby the Company acquired the remaining minority interest in NACT (the "NACT Purchase Agreements"); and the Clark Shares were or will be issued in accordance with certain letter agreements by and between the Company and Clark Company (the "Letter Agreements").

         We advise you that we have examined originals or copies certified or otherwise identified to our satisfaction of the Articles of Incorporation and By-laws of the Company, the Action Telcom Merger Agreement, the Stock Purchase Agreement, the NACT Purchase Agreements and the Letter Agreements, minutes of meetings of the Board of Directors and shareholders of the Company, and such other documents, instruments and certificates of officers and representatives of the Company and public officials, and we have made such examination of law, as we have deemed appropriate as the basis for the opinion hereinafter expressed. In making such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of documents submitted to us as certified or photostatic copies.

         Based upon the foregoing, we are of the opinion that, when issued and paid for in accordance with the terms of the Action Telcom Merger Agreement, the Stock Purchase Agreement, the NACT Purchase Agreements and the Letter Agreements, as the case may be, the Shares have been or will be duly and validly issued, fully paid and non-assessable.

         We are members of the Bar of the State of New York and, except as stated below, we express no opinion as to the laws of any jurisdiction other than the State of New York and the federal laws of the United States of America. With respect to the opinion set forth above, we have relied exclusively upon the opinion of O'Neill & Company, an association of independent law corporations, Vancouver, British Columbia.

         We advise you that Stephen Irwin, the Vice Chairman of the Board and Secretary of the Company, is of counsel to this firm. Mr. Irwin owns 76,345 Common Shares and holds options and warrants

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Securities and Exchange Commission
July 25, 1997

Page -3-

to purchase an aggregate of 600,000 Common Shares. In addition, other attorneys of this firm hold Common Shares and/or options to purchase Common Shares.

         We consent to the reference to this firm under the caption "Legal Matters" in the Prospectus.

                                      Very truly yours,


                                      /s/ OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP
                                      ------------------------------------------
                                      OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP